July 25, 2014

Mr. Quentin Thompson

Dear Quentin:

We are pleased to offer you employment as Chief Accounting Officer for American Spectrum Realty, Inc. (“the Company”). The terms of your employment are listed below:

Title: Initially your title will be Chief Accounting Officer ; however, upon  the filing of the company’s annual report on form 10-K your title shall be changed to Chief Financial Officer.  The Company anticipates that your title for purposes of filing the Company’s annual report on form 10-K will be as Chief Financial Officer.

Duties: This position will be responsible for the financial reporting, accounting policies and you will play a major role in shaping the direction of the Company together with the CEO and the Company’s Board of Directors.

Travel: It is anticipated that you will be required to travel as part of your duties.

Schedule: This is a full-time exempt position. Office hours are Monday-Friday, 8:00a.m. to 5:00p.m. However, you will be expected to routinely work extended hours and/or weekends to meet deadlines, or address the special needs of the Company.

Reporting Structure: This position will report to William J. Carden, Chief Executive Officer

Base Salary: Your initial starting salary will be $200,000 per year, paid semi-monthly; however, upon the filing of the company’s annual report on form 10-K and the departure of all consultants currently employed by the Company through Resources Connection, Inc. (aka Resources Global Professionals), your initial starting salary shall be increased to a Base Salary equal to $265,000 per year and you shall receive a one-time salary adjustment to increase your annualized first year Base Salary to $265,000 retroactive to your actual start date.

Signing Bonus: You will be eligible for a $50,000 Signing Bonus which will be payable 50% following the filing of the company’s annual report on form 10-K for 2013 provided however that such annual report is filed on or before August 22, 2014 and 50% when all consultants currently employed by the Company through Resources Connection, Inc. (aka Resources Global Professionals) are terminated provided however that such consultants must have been terminated on or before October 7, 2014.  The Signing Bonus, if any, shall be in addition to any retroactive increase in your Base Salary referred to above.

Annual Bonus Opportunity: The Company does not currently have an annual bonus program and you have been advised that no such program is currently anticipated. In the event that the Company subsequently establishes a short term bonus incentive program, the bonus available to you shall be similar in structure to the overall compensation package for all C-level executives (the “Executive Team”) of the company. The terms of any such annual bonus opportunity shall be at least as remunerative as the most advantageous terms offered to any member of the Executive Team.

Participation in the Company’s Equity Incentive Plan:  In conjunction with your employment you shall receive equity options for the right to purchase not less than 200,000 shares of the company’s common stock pursuant to the Company’s stock incentive program.  The option exercise price for all 200,000 stock options will be equal to the closing bid price for the company’s stock on the fifth trading day following the resumption of trading in the Company’s common stock.  Such options shall vest 50,000 on the close of business on the fifth trading day following the resumption of trading in the Company’s common stock and not less than 30,000 each year on the anniversary of your employment until such time as all 200,000 options are fully vested.

Benefits Package: Company shall provide the following benefits to you at no cost to you: Company-paid medical, vision, and dental insurance for you and your qualified family members; Company recognized US national holidays and paid time off (PTO); four (4) weeks annual vacation paid at your base salary; Company furnished computer, cell phone, and other approved business related equipment; participation in the Company’s retirement savings program and other Company approved benefits. The Company will also pay for all professional association memberships related to your work including continuing education necessary for you to maintain your professional licenses and certifications, including any related travel, lodging and meals necessary or incidental to such education.

Start Date: On or about Monday, July 28, 2014.

Termination: Not withstanding any other understanding to the contrary, your employment may only be terminated in the following ways:

1. For-Cause Termination: Your engagement is terminable by the Company for good and sufficient cause which shall consist only of your habitual neglect of your duties, willful refusal to follow reasonable directions from the Chief Executive Officer, commission of a material act of dishonesty relating to the Company, commission of a material breach by you of your duty of loyalty to the Company, conviction of a felony which likely will have a material adverse effect on the reputation of the Company, the commission on more than one occasion of a willful or grossly negligent act or omission which has a material adverse effect on the Company, or the commission of a material breach by you of this Agreement.

The Company will provide you with written notice describing with reasonable particularity any deficiency or conduct that could support for-cause termination at least 30 days prior to making any decision to terminate your employment.  You shall have a reasonable opportunity to cure or abate any deficiency or conduct identified in the notice and will not be terminated unless you fail to cure or abate the deficiency or conduct identified in the notice.

2. Resignation, Death or Incapacity: Your engagement shall terminate upon your resignation, death or permanent mental or physical incapacity. Permanent incapacity shall be deemed to have occurred if you have been unable to perform substantially all of your duties as described above under “Duties” on a substantially full time basis by reason of a mental or physical condition for a period of ninety (90) days despite reasonable accommodation by the Company for any disability.

Nothing in this paragraph shall waive any of your rights or any of the Company’s responsibilities under applicable state or federal laws.

3. Termination Without Cause: Your engagement shall terminate at the election of the Chief Executive Officer at any time without cause.

Payments Upon Termination: The following amounts are payable upon termination of your engagement, as applicable:

1. In the event of termination for any reason, base compensation at the then existing rate shall be prorated and paid through the effective termination date along with any accrued and untaken vacation (subject to the Company’s “use it or lose it” provisions.  In addition, if the Company awards a bonus to Executive Team Members for any period during which you were employed, you shall be entitled to a pro-rated share of the bonuses that you would have received had you been employed for the entire period.  For example, if you would have received a bonus equal to 50% of your base compensation for a given year and you are terminated after working half of that year, you will be entitled to payment of 25% of your annual base compensation.  Bonus payments will be due at the earliest date that a bonus payment is made to any member of the Executive Team for that period.

2. If termination occurs without good and sufficient cause or if you resign for “good reason,” as defined below, you will continue to receive for a period of three (3) months after the effective termination date the base compensation under this Agreement at the rate applicable at the time of termination including all benefits identified above.  In addition to the benefits and base salary, you will be entitled to retain all vested options plus the options that would have vested on your next employment anniversary with the Company assuming that your employment had not been terminated.  Said compensation, benefits and options shall be in addition to the payments described in subsection (1) above.  As used herein, the term “good reason” means that the Company is in breach of its obligations under this Agreement and such breach remains uncured for a period of ten (10) days after receipt of written notice of breach from you.

As a condition to receiving the applicable payments under subsection (2) above, you must execute and deliver to the Company a general release of claims against the Company other than claims to the payments called for by this Agreement and any worker’s compensation claims. Such release shall be in form and content reasonably satisfactory to you and the Company.

Dispute Resolution.  Any dispute regarding this agreement will be resolved by binding arbitration with the American Arbitration Association (“AAA”) pursuant to the AAA employment arbitration rules. Interpretation and enforcement of this agreement will be based on the laws of the state in which it is executed by you. The venue for arbitration will be Houston, Texas. You shall bear costs of arbitration up to the cost of filing for a civil complaint in Houston, Texas. All other costs of arbitration will be paid by the Company.

Quentin, please indicate your approval of this offer by signing below and returning a copy of this letter to me no later than July __, 2014. We are extremely confident that you will find your time with American Spectrum Realty to be rewarding both professionally and personally.

Sincerely,
American Spectrum Realty, Inc.

William J. Carden, CEO & President

Accepted:

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Quentin Thompson                                                                        Date